SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549


                            Form 8-K

                         CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of
                the Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):  09-26-95


                            AMERON, INC.
        (Exact name of registrant as specified in its charter)



     Delaware                   1-9102          77-0100596
(State or other jurisdiction    (Commission     (I.R.S. Employer
of Incorporation)               File Number)    Identification No.)




245 South Los Robles Ave., Pasadena, California          91101
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code (818) 683-4000

Item 5      OTHER EVENTS

The attached announcement was released to the news media on September 26, 1995.



                          SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                            AMERON, INC.



Date:  September 26, 1995         By:  /s/ Javier Solis
                                  Senior Vice President and
                                  Secretary


AMERON, INC.
                                             NEWS RELEASE

September 26, 1995
For immediate release

Contact:  Gary Wagner, Senior Vice President,
          Chief Financial Officer

     PASADENA, Calif. - Ameron, Inc., (NYSE:AMN) today reported earnings of $1.16 per share on sales of $137.4 million for its third quarter, which ended Aug. 31, 1995. This compares favorably to earnings of $1.04 cents per share on sales of $108.4 million for the same period in 1994.

     Year-to-date results were $2.20 per share on sales of $354.0 million compared to $1.86 per share on sales of $302.3 million the prior year.

     "When we consider that last year's nine-month results included 46 cents of non-recurring income from the sale of a subsidiary in Colombia, it is clear that the quality of earnings from ongoing operations has shown substantive improvement," said James S. Marlen, Ameron chairman, president and chief executive officer.

     Marlen noted that several affiliated companies continued to pay cash dividends in the third quarter of 1995. "Receipt of these dividends and recognition of income are consistent with our more conservative approach of recording equity income only to the extent that cash dividends are anticipated," he said.

     Ameron's concrete and steel pipe operations in the western states reported significantly higher sales and income for both the quarter and year to date, chiefly because of ongoing deliveries to the Los Vaqueros project in Northern California, the largest pipe contract in Ameron history. Work also continued on two other major pipelines in California.

     Quarterly and nine-month sales and income were also up sharply for Ameron's worldwide fiberglass pipe business. The improvement resulted primarily from increased shipments to petroleum projects in Central Africa and the Middle East from Ameron operations in The Netherlands. Growing demand from refinery and marine markets in the Pacific Rim, served by Ameron's Singapore operation, also contributed to the upswing. Domestic sales and earnings were down for the quarter and year to date because of lower demand from petroleum-related markets in the United States.

     Third-quarter sales were about even for Ameron's worldwide protective coatings business, but income was down considerably compared to last year's record performance. A major factor in the shortfall was the continuing effect of higher raw material costs that have impacted margins throughout the coatings industry. Income from European operations declined significantly due to escalating raw material prices and a continuing shift in product mix caused by reduced shipments to North Africa. Overall earnings were also much lower for the year to date. Third-quarter sales for Ameron's new PSX line of patented "engineered siloxane" products were strong, especially in England, where PSX coatings were chosen for a major gas project.

     Sales and income for Ameron's construction products business in Hawaii were moderately higher for the quarter and nine months despite the continuing economic slowdown in the Islands. The domestic pole products business also posted improved sales and earnings for the quarter and year to date.

Consolidated Statements of Income
(in thousands except per share data)   Three Months Ended       Nine Months Ended
                                           August 31                 August 31
- -----------------------------------------------------------------------------------
                                       1995          1994       1995         1994
- -----------------------------------------------------------------------------------
Sales                               $137,421      $108,376   $353,978     $302,318
Cost of Sales                        103,990        82,012    267,379      225,785
                                    --------      --------   --------     --------
Gross Profit                          33,431        26,364     86,599       76,533
Selling, General and
  Administrative Expenses             25,664        21,850     71,173       65,934
Other Income                             543         4,189      2,615        8,489
                                    --------      --------   --------     --------
Income before Interest and
  Income Taxes                         8,310         8,703     18,041       19,088
Interest, net                          2,986         2,605      8,913        7,619
                                    --------      --------   --------     --------
Income before Income Taxes             5,324         6,098      9,128       11,469
Provision for Income Taxes             1,873         2,440      3,195        4,588
                                    --------      --------   --------     --------
Income of Consolidated
  Companies                            3,451         3,658      5,933        6,881
Equity in Earnings of Affiliated
  Companies, net of taxes              1,126           414      2,761          414
                                    --------      --------   --------     --------
Net Income                          $  4,577      $  4,072   $  8,694     $  7,295
                                    ========      ========   ========     ========
Per Share (based on average of
  3,951,549 shares in 1995 and
  3,922,854 shares in 1994)
  Net Income                        $   1.16      $   1.04   $   2.20      $  1.86
                                    ========      ========   ========      =======
  Cash Dividends Paid               $    .32      $    .32   $    .96      $   .96
                                    ========      ========   ========      =======

Consolidated Balance Sheets
(in thousands)

                                  August 31                 Nov. 30
- ---------------------------------------------------------------------
                                    1995                      1994
- ---------------------------------------------------------------------
Assets

Current Assets
  Cash and equivalents          $   8,360                  $   9,030
  Receivables, net                115,018                     97,519
  Inventories                      85,115                     71,644
  Other                             9,112                      9,898
                               ----------                  ---------
                                  217,605                    188,091
Investments and
  Advances in
  Affiliated Companies             37,149                     37,315
Property, Plant and
  Equipment, net                  113,450                    112,953
Other Assets                       14,071                     12,497
                                ----------                 ---------
Total Assets                    $ 382,275                  $ 350,856
                                ==========                 =========

Liabilities and Equity

Current Liabilities
  Short-term borrowings         $    1,682                 $   2,931
  Current portion of
   long-term debt                    5,758                     9,674
  Trade payables                    33,259                    25,507
  Accrued liabilities and other     45,458                    48,974
                                ----------                 ---------
                                    86,157                    87,086
Deferred Income Taxes,
  Credits and Reserves              48,806                    46,116
Long-Term Debt                     116,416                    92,847
Stockholders' Equity
  Common stock                      12,801                    12,772
  Additional paid
    in capital                      15,022                    14,658
  Retained earnings                144,494                   139,586
  Cumulative translation
    adjustments                      1,358                       570
  Treasury stock                   (42,779)                  (42,779)
                                ----------                 ---------
Total Stockholders' Equity         130,896                   124,807

Total Liabilities and           ----------                 ---------
  Stockholders' Equity          $  382,275                 $ 350,856
                                ==========                ==========

Consolidated Statements of Cash Flows
(thousands)                                                 Nine Months Ended
                                                                    August 31
- -----------------------------------------------------------------------------------
                                                              1995            1994
- -----------------------------------------------------------------------------------
Operating Activities
  Net income                                                  $ 8,694       $ 7,295
  Adjustments to reconcile
    net income to net cash                                     14,246        11,567
  Changes in operating assets
    and liabilities                                           (25,195)      (17,783)
                                                              --------      --------
                                                               (2,255)        1,079
Investing Activities
  Proceeds from sale of assets                                    427         2,793
  Additions to property, plant and equipment                  (11.447)       (8,695)
  Other                                                        (1,857)       (2,136)
                                                              --------      --------
                                                              (12,877)       (8,038)

Financing Activities
  Short and long-term borrowings, net                          17,957         4,909
  Dividends on common stock                                    (3,786)       (3,757)
  Other                                                             9           397
                                                              --------      --------
                                                               14,180         1,549

Effect of exchange rate changes on cash                           282           346
                                                              --------      --------
Net change in cash                                            $  (670)      $(5,064)
                                                              ========     =========